          BlackRock MuniYield Michigan Quality Fund, Inc.(the "Fund")
                              File No. 811-07080
        Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of the Amendment to the Notice of Special Rate Period of the Fund's Variable Rate Demand Preferred Shares is attached under Sub-Item 77Q1(a).